Exhibit 23.1 - Consent of Ernst & Young LLP

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated January 27, 2004, in Amendment No. 1 to the Registration Statement (Form S-2/A No. 333-116999) and the related Prospectus of Medical Information Technology, Inc. for the recision offer and registration of 1,789,593 shares of its common stock.

/s/ Ernst & Young LLP
Boston, Massachusetts
July 29, 2004

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Exhibit 23.2 - Notice regarding consent of Arthur Andersen LLP

Section 11(a) of the Securities Act of 1933, as amended (the Securities Act), provides that if any part of a registration statement, at the time such part becomes effective, contains an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement, or as having prepared or certified any report or valuation which is used in connection with the registration statement, with respect to the statement in such registration statement, report or valuation which purports to have been prepared or certified by the accountant.

Medical Information Technology, Inc. (MEDITECH) had engaged Arthur Andersen LLP (Andersen), as MEDITECH's independent certifying accountants since 1971. Andersen ceased its auditing practice during the year 2002. After reasonable efforts, MEDITECH has been unable to obtain Andersen's written consent to the incorporation by reference into this Registration Statement on Form S-2 of its audit reports with respect to MEDITECH's financial statements as of and for the year ended December 31, 2001 given the timing and circumstances surrounding Andersen's cessation of its auditing practice. Under these circumstances, Rule 437a promulgated under the Securities Act permits MEDITECH to file this Registration Statement on Form S-2 without a written consent from Andersen. However, as a result, with respect to transactions in MEDITECH securities pursuant to the Registration Statement on Form S-2 that occur on or subsequent to the date this Registration Statement on Form S-2 is filed with the Securities and Exchange Commission, Andersen may not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Andersen or any omissions of a material fact required to be stated therein. Accordingly, MEDITECH's investors and shareholders might be unable to assert a claim against Andersen under Section 11(a) of the Securities Act because Andersen has not consented to the incorporation by reference into the Registration Statement on Form S-2 of the copies of its audit reports as of and for the year ended December 31, 2001. To the extent provided in Section 11(b)(3)(C) of the Securities Act, however, other persons who are potentially subject to liability under Section 11(a) of the Securities Act, including MEDITECH's officers and directors, may still rely on Andersen's original audit reports as being made by an expert for purposes of establishing a due diligence defense under Section 11(b) of the Securities Act. These facts may have the effect of limiting the ability of MEDITECH's investors and shareholders to recover any losses suffered in connection with the purchase or sale of MEDITECH securities due to material inaccuracies or omissions contained in the financial statements as of and for the year ended December 31, 2001 which are incorporated by reference in this Registration Statement on Form S-2.